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                                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
         FORM 4                                           Washington, D.C.  20549
                                                                                                               OMB APPROVAL
                                                                                                     ------------------------------
                                                                                                     ------------------------------
                                                                                                     OMB Number:          3235-0287
|_|   Check this box if no longer         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires:     January 31, 2005
    subject  to Section  16.  Form 4                                                                 Estimated average burden
or                                                                                                   hours per response. . . . . .
    Form 5 obligations may continue.                                                                 .0.5
    See Instruction 1(b).
                                                                                                    -------------------------------
                   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)
                                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


------------------------------------------ ------------------------------------------------------ -------------------------
1.  Name and Address of Reporting Person*  2.Issuer Name and Ticker or Trading Symbol:    6.Relationship of Reporting Person(s) to
                                                                                                     Issuer  (Check all applicable
   Deutsche Bank AG
                                             The Brazilian Equity Fund, Inc. (NYSE: BZL)      ________Director     ___X___10% Owner
                                                     -----------

                                                                                           ________Officer      ______Other
------------------------------------------ --------------------------------------------  (give title below)   (specify title below)
------------------------------------------ ------------------------------
    (Last)           (First)    (Middle)    3.  I.R.S. Identification         4.  Statement for
                                                Number of  Reporting Person,      Month/Day/Year
Taunusanlage 12                                 if an entity (voluntary)          January 2, 2003


-----------------------------               ----------------------- ---------------------------------------------------------------
-----------------------------
     (Street)
                                                      5.   If                    7. Individual or Joint/
                                                           Amendment,               Group Filing
                                                           Date of Original         (Check Applicable Line)


 D-60325, Frankfurt am Main, Federal Republic of           (Month/Day/Year)      __X__ Form filed by One Reporting Person
   ------
                                                                                 _____Form filed by More than One Reporting Person
Germany
--------------------------------------------------  --------------------------     ----------------
-------------------------------------------------- --------------------------------------------------------------------------------
     (City) (State) (Zip)
                                      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-------------------------------------------------- ------------------------------------------------------------------------------
-------------------------------------------------- --------------- -------------- ---------------- ------------------------ -------
1.  Title of Security    2.            2A. Deemed   3.  Trans-       4.  Securities       5.  Amount of   6.Ownership    7.  Nature
    (Instr. 3)           Transaction   Execution        action           Acquired (A)         Securities      Form:     of Indirect
                         Date          Date, if any     Code             or Disposed of (D)   Beneficially    Direct     Beneficial
                         (Month/       (Month/Day/      (Instr. 8)       (Instr. 3, 4 and 5)  Owned           (D) or      Ownership
                         Day/Year)     Year)                                                  Following       Indirect
                                                                                              Reported        (I)
                                                                                              Transaction(s)
                                                    --------------- ------------------------
                                                    --------------- -------- ------- -------
                                                                             (A) or          (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
                                                     Code     V     Amount   (D)     Price
                        ------------- -------------- ------ ------ -------- ------- ------- ---------------- ---------- -----------
----------------------- ------------- -------------- -------------- -------- ------- ------- ---------------- ---------- ----------

See Schedule A                                                                                731,800
----------------------- ------------- --------------------- ------ -------- ------- ------- ---------------- ---------- -----------






Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, See Instruction 4(b)(v).
                                      Persons who respond to the collection of
                                      information contained in this form are not
                                      required to respond unless the form
                                      displays a currently valid OMB control
                                      number.

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

                                                              Schedule A

Name and Address of Reporting Person:
                  Deutsche Bank AG
                  Taunusanlage 12
                  D-60325, Frankfurt am Main, Federal Republic of Germany

Issuer Name and Ticker Symbol:   The Brazilian Equity Fund, Inc. (NYSE: BZL)

Statement for:   January 2, 2003



1. Title of Security      2. Transaction Date  3. Transaction Code  4. Securities Acquired (A) or Disposed of (D) 5.Ownership Form:
   -----------------            ---------------    ----------------     ------------------------------------------   --------------
                                                                           Amount  (A) or (D)     Price  Direct (D) or Indirect (I)
                                                                           ------  ----------     -----  --------------------------


Common Stock, $0.001 Par Value        3/01/02                P            14,700       A          $5.13                D

                                      3/4/02                 P            11,000       A                               D
                                                                                                  $5.19

                                      3/5/02                 P            24,300       A                               D
                                                                                                  $5.15
                                      3/8/02                 P             8,700       A                               D
                                                                                                  $5.04
                                      3/15/02                P            10,100       A                               D
                                                                                                  $5.11
                                      4/2/02                 P             8,500       A                               D
                                                                                                  $5.22
                                      4/5/02                 P            14,500       A                               D
                                                                                                  $5.13
                                      4/9/02                 P             6,000       A                               D
                                                                                                  $5.20
                                      4/10/02                P             5,000       A                               D
                                                                                                  $5.25
                                      4/12/02                P             5,000       A                               D
                                                                                                  $5.30
                                      4/25/02                P             5,000       A                               D
                                                                                                  $5.09
                                      4/30/02                P             5,100       A                               D
                                                                                                  $5.06
                                      5/08/02                P             9,300       A                               D
                                                                                                  $4.77
                                      5/23/02                P            10,100       A                               D
                                                                                                  $4.73
                                      5/28/02                P            10,600       A                               D
                                                                                                  $4.81
                                      6/7/02                 P             6,200       A                               D
                                                                                                  $4.40
                                      6/12/02                P             6,100       A                               D
                                                                                                  $4.32

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FORM 4 (continued)                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                        (e.g., puts, calls, warrants, options, convertible securities)

---------- ----------- ----------- ------------ --------------------------- ---------------- ---------------------- -------------
1.         2.Conver-  3.Transaction 3A. Deemed   4.  Trans- 5.Number of    6.  Date         7.    8.Price 9. Number   10.    11.
Title of     sion or     Date        Execution    action   Derivative     Exercisable   Title and  of       of        Owner- Nature
Derivative   Exercise    (Month/     Date, if     Code     Securities      and          Amount of  Deriv-  derivative   ship     of
Security     Price of    Day/        any       (Instr. 8)  Acquired (A)    Expiration   Underlying ative   Securities Form Indirect
             Deriv-      Year)       (Month/               or Disposed of  Date         Securities Secur-  Beneficially of  Benefi-
             ative                   Day/Year)             (D)             (Month/Day/             ity     Owned       Deriv-  cial
             Security                                                      Year)                           Following   ative Owner-
                                                                                                           Reported            ship
                                                                                                 (Instr.5) Trans-    Security
(Instr. 3)                                               (Instr. 3, 4                    (Instr. 3         action(s) Direct
                                                           and 5)                          and 4)          (Inst.4)  (D) or

                                                                                                                     Indirect
                                                                                                                        (I)


                                                                                                                      (Instr.4)
                                                                                                                              (Inst
                                                                                                                               4)

                                                -----------                 ------------------- --------------
                                                ------- --------- --------- ---------- -------- ----- --------
                                                                            Date       Expira-         Amount
                                                                            Exer-      tion            or
                                                Code      V  (A)     (D)     cisable    Date     Title Number
                                                                                                       of
                                                                                                       Shares

---------- ----------- ----------- ------------ ------- ---- ----- --------- ---------- -------- ----- -------- ------------ ------
---------- ----------- ----------- ------------ ------- ---- ---- --------- ---------- -------- ----- -------- ------------ -------


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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                                                                                          /s/ Jeffrey A. Ruiz              1/2/2003
                                                                                        --------------------------------- ---------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                            ** Signature of Reporting Person      Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

**Signature of Reporting Person Date Potential persons who are to respond to the          /s/ Margaret M. Adams            1/2/2003
collection of information contained in this form are not required to respond            --------------------------------- ---------
unless the form displays a currently valid OMB Number.                                   ** Signature of Reporting Person      Date

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